Exhibit 99.1

Behringer Harvard Acquires DFW Area Data Center Campus

69-Acre Property in Arlington Includes Developable Parcel

DALLAS, May 16, 2007 — Behringer Harvard announced today that it has acquired a 69-acre data center campus that includes an 87,000-square-foot building and nearly 14 acres of developable land located in Arlington, Texas. The building, located at 5000 S. Bowen, is 100 percent leased to Atos Origin (Paris Eurolist Markets: ATO) through 2013.

“Given the strong upward pressure on data center rents, this asset presents a potential opportunity to enhance the net operating income of the current tenancy,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “In addition, the significant acreage expands our options with the property for development into either residential or neighborhood commercial use.”

The property, built in 1983 by Halliburton, was constructed with 2-foot-thick concrete walls to withstand a category F5 tornado. Substantial amounts of power and fiber-optic connectivity are available for use at the building.  Atos Origin has made upgrades to the mechanical, electrical and infrastructure systems of the building.

Arlington, located between Dallas and Fort Worth, is home to Major League Baseball’s Texas Rangers and will be the home of the new Dallas Cowboys Stadium to be completed in 2009. Arlington has been one of the fastest-growing suburbs in the region over the past 10 years. The data center campus is strategically located on the west side of S. Bowen Road just south of Interstate 20, one of the primary interstate highway systems in the Dallas-Fort Worth area.

Atos Origin, based in Paris, France, is a leading international information technology provider and a Forbes Global 2000 company. Its core business is managed operations, systems integration and business consulting.

The property has been acquired for Behringer Harvard Opportunity REIT I, Inc., which also holds investments in assets in Texas, Nevada, Minnesota and Massachusetts.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-

looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President-Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318